Exhibit 10.1

Performance Unit Agreement

CAREER EDUCATION CORPORATION

2016 INCENTIVE COMPENSATION PLAN

PERFORMANCE UNIT AGREEMENT

This PERFORMANCE UNIT AGREEMENT (this “Agreement”), dated                     , 20     (the “Grant Date”) is by and between Career Education Corporation, a Delaware corporation (the “Company”), and                      (the “Participant”).

To evidence such Award and to set forth its terms, the Company and the Participant agree as follows:

1.    Definitions. All capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Career Education Corporation 2016 Incentive Compensation Plan, as amended from time to time (the “Plan”). When used herein, the following terms shall have the meaning set forth in this Section 1.

(a)    “Award Percentage” means a percentage determined pursuant to the table set forth below, based on the Company’s Performance Percentile:

Performance Percentile	Award Percentage
75 or higher	200%
70	180%
60	140%
50	100%
40	80%
30	60%
25	50%
Lower than 25	0%

Note: To the extent the Performance Percentile is in between the percentiles listed in the table above, the applicable Award Percentage will be interpolated. For example, if the Performance Percentile is 55, then the Award Percentage would be 120%.

Notwithstanding the foregoing table, if the Company’s Total Shareholder Return is less than zero (0), then the Award Percentage will be determined pursuant to the table set forth above, but in such case, the Award Percentage shall not exceed 100%.

(b)    “Closing Stock Price” means the average of the closing prices of the stock of the Company or the Peer Group member, as applicable, for each trading day during the ninety (90) calendar day period immediately preceding, but not including, the last day of the Performance Period, except as otherwise provided in Section 1(e). The Closing Stock Price shall be adjusted so that such price represents the amount it would have been had all dividends paid during the Performance Period been reinvested in stock of the Company or the Peer Group member, as applicable, on the ex-dividend date.

(c)    “Opening Stock Price” means the average of the closing prices of the stock of the Company or the Peer Group member, as applicable, for each trading day during the ninety (90) calendar day period immediately preceding, but not including, the first day of the Performance Period.

(d)    “Payment Date” means a date selected by the Company, which shall occur any time in the period beginning January 1, 20     and ending on March 15, 20    .

Performance Unit Agreement

(e)    “Peer Group” means the entities listed on Exhibit A, but in each case only if the stock of such entity remains publicly traded on a national securities exchange as of the last day of the Performance Period, except as follows:

        (i)    If during the Performance Period a member of the Peer Group files a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code or liquidation under Chapter 7 of the U.S. Bankruptcy Code, then such member shall remain as part of the Peer Group; provided, however, that the Closing Stock Price with respect to such member shall be the average of the closing stock prices for each trading day during the ninety (90) calendar day period immediately preceding, but not including, the last trading day on which such member’s stock is publicly traded on a national securities exchange. If such member has not ceased to be publicly traded on a national securities exchange prior to the last day of the Performance Period, then such member shall remain as part of the Peer Group without the adjustment to the Closing Stock Price set forth in this Section 1(e)(i).

        (ii)    If during the Performance Period the stock of a member of the Peer Group ceases to be publicly traded on a national securities exchange as a result of voluntary or involuntary delisting (other than pursuant to an event described in Section 1(e)(iii)), then such member shall remain as part of the Peer Group; provided, however, that the Closing Stock Price with respect to such member shall be the average of the closing stock prices for each trading day during the ninety (90) calendar day period immediately preceding, but not including, the last trading day on which such member’s stock is publicly traded on a national securities exchange. If such member again becomes publicly traded on a national securities exchange prior to the date that is ninety (90) calendar days prior to the last day of the Performance Period, and remains continuously traded thereon during such period, then such member shall remain as part of the Peer Group without the adjustment to the Closing Stock Price set forth in this Section 1(e)(ii).

        (iii)    If during the Performance Period the stock of a member of the Peer Group ceases to be publicly traded on a national securities exchange as a result of a management buyout or other “going private” transaction, or a merger, acquisition or business combination transaction of such member by or with another entity where such member is not the surviving entity, then such member shall be removed from the Peer Group.

For the avoidance of doubt, if during the Performance Period a member of the Peer Group merges or otherwise combines with another entity in a transaction where such member is the surviving entity and remains publicly traded on a national securities exchange, then such member shall remain as part of the Peer Group until determined otherwise pursuant to this Section 1(e). A “national securities exchange” means a securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended.

(f)    “Performance Percentile” means the rank, expressed as a percentile and approved and certified by the Committee, of the Company’s Total Shareholder Return for the Performance Period when compared against the Total Shareholder Return of each of the members of the Peer Group. For purposes of this ranking, the Total Shareholder Return for each member of the Peer Group shall first be determined and ranked and then the Total Shareholder Return of the Company shall be compared to the ranking of the Peer Group members.

Performance Unit Agreement

(g)    “Performance Period” means the period beginning on January 1, 20     and ending on December 31, 20    .

(h)    “Target Value” means $[            ].

(i)    “Total Shareholder Return” means the result (positive or negative) of the following formula (expressed as a percentage): (A – B)/B; where “A” equals the Closing Stock Price, and “B” equals the Opening Stock Price.

2.    Grant of Performance Unit. Subject to and upon the terms and conditions set forth in this Agreement and the Plan, the Committee granted to the Participant a performance unit (the “Performance Unit”) on the Grant Date, and the Participant hereby accepts the grant of the Performance Unit as set forth herein. Except as otherwise provided herein, the Performance Unit granted hereby shall have no value until the Payment Date.

3.    Limitations on Transferability. Except in the event of the death of the Participant, at any time prior to the Payment Date, the Performance Unit, or any interest therein, cannot be directly or indirectly transferred, sold, assigned, pledged, hypothecated, encumbered or otherwise disposed.

4.    Payment for Performance Unit. Following the end of the Performance Period, but not later than March 15, 20    , the Company will pay the Participant an amount in respect of the Performance Unit (which amount may not be less than zero dollars ($0)) determined pursuant to this Section 4. The amount due to the Participant in respect of the Performance Unit shall equal the product of (a) the Target Value, multiplied by (b) the Award Percentage. The amount payable to the Participant hereunder shall be subject to tax withholding as required by Section 16.

5.    Termination of Service. Subject to Section 6, the provisions of this Section 5 shall apply in the event that the Participant incurs a Termination of Service at any time prior to the end of the Performance Period.

(a)    If the Participant incurs a Termination of Service prior to the end of the Performance Period because of his or her death or Disability, the Participant (or his or her beneficiary, if applicable, as selected in accordance with Article XIV of the Plan) shall receive a payment in respect of the Performance Unit equal to the result of the following formula: A x (B/1095); where “A” equals the Target Value and “B” equals the number of days elapsing between the beginning of the Performance Period and the applicable Termination of Service. The amount payable pursuant to this Section 5(a) (i) will be paid as soon as reasonably possible following the date of such Termination of Service, but in no case later than March 15 of the year following the year in which such Termination of Service occurs, and (ii) will be subject to tax withholding as required by Section 16.

(b)    If the Participant incurs a Termination of Service prior to the end of the Performance Period for any reason other than his or her death or Disability, then the Performance Unit shall be immediately forfeited to the Company and no amount will become due or owing to the Participant under this Agreement.

(c)    For the avoidance of doubt, (i) if the Participant incurs a Termination of Service for any reason other than Cause after the end of the Performance Period but prior to the Payment Date, he or she shall remain eligible for the payment described in Section 4 hereof, and (ii) in the event the Participant incurs a Termination of Service for Cause at any time prior to

Performance Unit Agreement

the Payment Date, no amount shall be payable to the Participant hereunder and the Performance Unit shall be forfeited by the Participant as of the date of such Termination of Service.

6.    Change in Control. Upon a Change in Control, the Participant will have such rights with respect to the Performance Unit as are provided for in the Plan.

7.    Adjustments. The Committee may make or provide for such adjustments as provided for in Section 4.3 of the Plan.

8.    Restrictive Covenants. [The following shall be applicable to Participants except those in the categories with special provisions set forth below] In consideration of receiving the Performance Unit hereunder, and as a term and condition of the Participant’s employment with the Company, the Participant agrees to adhere to, and be bound by, the following restrictions. The Participant hereby acknowledges that the Participant’s job responsibilities give the Participant access to confidential and proprietary information belonging to the Company and/or its subsidiaries and Affiliates, and that this and other confidential information to which the Participant has access is not readily available to the public and gives to the Company an opportunity to gain an advantage over competitors who do not know or use this information in the same manner as the Company, and would give to competitors an unfair advantage over the Company, its subsidiaries or Affiliates in any of the markets in which the Company, its subsidiaries or Affiliates maintains schools, provides on-line education classes or otherwise conducts business. The Participant further acknowledges that the following restrictions will not cause the Participant undue hardship. Consequently, the Participant agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ or Affiliates’ legitimate business interests.

During the Participant’s employment with the Company and/or any of its subsidiaries and Affiliates and continuing thereafter for the post-termination periods specified below, the Participant will not, in any way, directly or indirectly, either for the Participant or any other person or entity, whether paid or unpaid:

(a)    For                      following Participant’s voluntary Termination of Service with the Company or Participant’s Termination of Service by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that competes with the Company or any of its subsidiaries and Affiliates in any capacity that involves any responsibilities or activities involving or relating to any Competing Educational Service, as defined herein. “Competing Educational Service” means any educational service that competes with the educational services provided by the Company and/or any of its subsidiaries or Affiliates, including but not limited to coursework in the areas of [visual communication and design technologies; information technology; business studies; culinary arts; and health education], or any education service. The Participant hereby acknowledges that the following organizations, among others, provide Competing Educational Services and, should the Participant accept employment with, own, manage, operate, consult or provide expert services to any of these organizations, it would inevitably require the use and/or disclosure of confidential information belonging to the Company and/or its subsidiaries or Affiliates and would provide such organizations with an unfair business advantage over the Company: [American Public Education, Inc., Anthem Education, Apollo Education Group, Inc., Bridgepoint Education, Inc., Capella Education Company, Career Step, LLC, Delta Career Education Corporation, DeVry Education Group Inc., Education Management Corporation, EmbanetCompass, Grand Canyon Education Inc., Kaplan, Inc., Laureate Education, Inc.,

Performance Unit Agreement

Learning Tree International Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Ross Education, LLC, Strayer Education Inc., Universal Technical Institute Inc., Zenith Education Group, Inc.] and each of their respective subsidiaries, affiliates and successors. [Bracketed text to be updated annually by management.] The Participant further acknowledges that the Company and/or its subsidiaries or Affiliates provide career-oriented education through physical campuses throughout the United States and web-based virtual campuses throughout the world and, therefore, it is impracticable to identify a limited, specific geographical scope for this Restrictive Covenant. If the Participant incurs an involuntary Termination of Service by the Company other than for Cause, the Participant will not be subject to any post-termination non-compete restriction under this Section 8(a).

(b)    For                      following Participant’s Termination of Service with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries or Affiliates to leave his/her employment.

(c)    At all times following the Participant’s Termination of Service with the Company for any reason, reveal, divulge, or make known to any person, firm or corporation any confidential information, or take any other action, in violation of the Confidential Information Policy in the Company’s Code of Business Conduct & Ethics. A Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Company trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. A Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Company trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. A Participant who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Furthermore, nothing in this Agreement restricts or prohibits Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing documents or other information to, reporting possible violations of law or regulation to, or from filing a claim or charge or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Participant does not need the prior authorization of the Company to make any such reports, disclosures or communications. Participant is not required to notify the Company that Participant has made such reports, disclosures or communications.

Should the Participant breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Participant agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Participant breach the terms of these Restrictive Covenants, the Participant will forfeit any right to the payments made or remaining due hereunder, subject to the terms and conditions of the Plan, and the Participant agrees to pay the Company’s attorneys’ fees and costs incurred in recovering such payments made pursuant hereto.

Performance Unit Agreement

It is the intention of the Participant and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Participant and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ or Affiliates’ interests as described in this Agreement.

[The following shall be applicable to California and Attorney Participants as well as Participants who are deemed to be in a less competitively significant role] In consideration of receiving the Performance Unit hereunder, and as a term and condition of the Participant’s employment with the Company, the Participant agrees to adhere to, and be bound by, the following restrictions. The Participant hereby acknowledges that the Participant’s job responsibilities give the Participant access to confidential and proprietary information belonging to the Company and/or its subsidiaries and Affiliates, and that this and other confidential information to which the Participant has access is not readily available to the public and gives to the Company an opportunity to gain an advantage over competitors who do not know or use this information in the same manner as the Company, and would give to competitors an unfair advantage over the Company, its subsidiaries or Affiliates in any of the markets in which the Company, its subsidiaries or Affiliates maintains schools, provides on-line education classes or otherwise conducts business. The Participant further acknowledges that the following restrictions will not cause the Participant undue hardship. Consequently, the Participant agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ or Affiliates’ legitimate business interests.

During the Participant’s employment with the Company and/or any of its subsidiaries and continuing thereafter for the post-termination periods specified below, the Participant will not, in any way, directly or indirectly, either for the Participant or any other person or entity, whether paid or unpaid:

(a)    For                      following Participant’s voluntary Termination of Service with the Company or Participant’s Termination of Service by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that would require the use, disclosure or dissemination of confidential information belonging to the Company and/or its subsidiaries or Affiliates. If the Participant incurs an involuntary Termination of Service by the Company other than for Cause, the Participant will not be subject to any post-termination restrictive covenant under this Section 8(a).

(b)    For                      following Participant’s Termination of Service with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries or Affiliates to leave his/her employment.

(c)    At all times following the Participant’s Termination of Service with the Company for any reason, reveal, divulge, or make known to any person, firm or corporation any confidential information, or take any other action, in violation of the Confidential Information Policy in the Company’s Code of Business Conduct & Ethics. A Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Company trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. A Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Company trade secret that is made in a complaint or other

Performance Unit Agreement

document filed in a lawsuit or other proceeding, if such filing is made under seal. A Participant who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Furthermore, nothing in this Agreement restricts or prohibits Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing documents or other information to, reporting possible violations of law or regulation to, or from filing a claim or charge or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Participant does not need the prior authorization of the Company to make any such reports, disclosures or communications. Participant is not required to notify the Company that Participant has made such reports, disclosures or communications.

Should the Participant breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Participant agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Participant breach the terms of these Restrictive Covenants, the Participant will forfeit any right to the payments made or remaining due hereunder, subject to the terms and conditions of the Plan, and the Participant agrees to pay the Company’s attorneys’ fees and costs incurred in recovering such payments made pursuant hereto.

It is the intention of the Participant and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Participant and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ or Affiliates’ interests as described in this Agreement.

9.    Effect of Amendment of Plan or Agreement. No discontinuation, modification, or amendment of the Plan may, without the written consent of the Participant, adversely affect the rights of the Participant under this Agreement, except as otherwise provided under the Plan. This Agreement may be amended as provided under the Plan, but except as provided in the Plan no such amendment shall adversely affect the Participant’s rights under the Agreement without the Participant’s written consent, unless otherwise permitted by the Plan.

10.    No Limitation on Rights of the Company. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11.    No Stockholder Rights. The Performance Unit represents only the right to receive cash pursuant to the terms hereof and shall not represent an equity security of the Company and shall not carry any voting or dividend rights.

12.    Compliance with Applicable Laws and Regulations. Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay amounts due hereunder

Performance Unit Agreement

unless and until the Company is advised by its counsel that such payment is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company may require, as a condition of such payment, and in order to ensure compliance with such laws, regulations and requirements, that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable. In addition, to the extent that all or any portion of any payment otherwise due hereunder would not be deductible by the Company for federal tax purposes (irrespective of whether the Company would, in fact, have the ability to take advantage of such deduction), then the Company reserves the right to reduce or eliminate such payment to an amount that would be deductible by the Company for federal tax purposes.

13.    Agreement Not a Contract of Employment or Other Relationship. This Agreement is not a contract of employment and the terms of employment of the Participant or other relationship of the Participant with the Company shall not be affected in any way by this Agreement except as specifically provided herein. The Participant’s execution or acceptance of this Agreement shall not be construed as conferring any legal rights upon the Participant for a continuation of an employment or other relationship with the Company, nor shall it interfere with the right of the Company to discharge the Participant and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

14.    No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

15.    No Impact on Other Benefits. The value of the Performance Unit is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

16.    Tax Consequences. Payments made pursuant hereto shall be subject to all required tax withholding obligations, in accordance with Article XVIII of the Plan.

17.    Disclosure Rights. Except as required by applicable law, the Company (or any of its Affiliates) shall not have any duty or obligation to disclose any information to the holder of the Performance Unit.

18.    Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Participant, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Participant may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Participant, and the Participant hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Participant shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

19.    Successors and Assigns. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs and legal representatives of the Participant and the successors and assigns of the Company.

Performance Unit Agreement

20.    Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement or the Plan to the contrary, to the extent that the Committee determines that the Performance Unit granted hereunder is subject to Section 409A of the Code and fails to comply with the requirements thereof, the Committee reserves the right to amend, restructure, terminate or replace the Performance Unit in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

21.    Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to the principles thereof relating to the conflicts of laws.

22.    Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan, and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts the Performance Unit subject to all the terms and provisions of this Agreement and of the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

23.    Cooperation. In the event of any pending or threatened investigation, proceeding, lawsuit, claim or legal action against or involving the Company, the Participant acknowledges and agrees to cooperate to the fullest extent possible in the investigation, preparation, prosecution, or defense of the Company’s case, including, but not limited to, the execution of affidavits or documents, providing of information requested by the Company or the Company’s counsel, and meeting with Company representatives or the Company’s counsel. Nothing in this paragraph shall be construed as suggesting or implying that the Participant should testify in any way other than truthfully or provide anything other than accurate, truthful information.

24.    Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

25.    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

26.    Entire Agreement. This Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

27.    Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

28.    Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

Performance Unit Agreement

29.    Condition to Return Signed Agreement. This Agreement will be null and void unless the Participant indicates his or her acceptance of the award of the Performance Unit provided for hereunder by signing, dating and returning this Agreement to the Company on or before                     , 20    .

30.    Construction. Notwithstanding any other provision of this Agreement, this Agreement is made, and the Performance Unit is granted, pursuant to the Plan and are in all respects limited by and subject to the express provisions of the Plan, as amended from time to time. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. The interpretation and construction by the Committee of the Plan, this Agreement and any such rules and regulations adopted by the Committee for purposes of administering the Plan shall be final and binding upon the Participant and all other persons.

31.    Clawback Policy. By accepting the grant of the Performance Unit pursuant to this Agreement, the Participant hereby acknowledges that the Board has adopted a policy pursuant to which the Participant may be required to repay amounts otherwise paid pursuant to this Agreement to the extent (a) such amounts were predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the Securities and Exchange Commission; (b) the Board determines the Participant engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and (c) a lower payment would have been made to the Participant based upon the restated financial results (collectively, the “Policy”). By accepting the grant of the Performance Unit pursuant to this Agreement, the Participant hereby agrees to be bound by the Policy and any amendment or replacement thereof designed to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, and to repay amounts that the Participant may be required to be repay thereunder.

[Signature Page Follows]

Performance Unit Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

CAREER EDUCATION CORPORATION

[Name]

[Title]

ACCEPTANCE (OR REJECTION) OF AWARD BY PARTICIPANT

The undersigned, the Participant, hereby:    (select one of the options below)

ACCEPTS the award of the Performance Unit as set forth in this Agreement and agrees to be bound by the terms and conditions of this Agreement and the Plan.

REJECTS the award of the Performance Unit contemplated by this Agreement and forfeits all rights relating thereto. Please note that a rejection of this Award has no impact on any other award of options, restricted stock or restricted stock units you have previously received, including any restrictive covenants you are subject to pursuant to the agreement(s) governing your previous awards.

Date:
(Signature of Participant)

Print Name:

Please sign and return a fully executed .pdf of this Performance Unit Agreement by                 , 20     to                              at CEC corporate via email (                    ). Failure to do so will result in forfeiture of the Award. Please retain a copy of this signed Performance Unit Agreement for your records.

Performance Unit Agreement

EXHIBIT A

PEER GROUP

1.	American Public Education, Inc.

2.	Bridgepoint Education, Inc.

3.	Capella Education Company

4.	DeVry, Inc.

5.	Grand Canyon Education Inc.

6.	Graham Holdings Company

7.	K-12 Inc.

8.	Lincoln Education Services Corporation

9.	National American University Holdings Inc.

10.	Strayer Education Inc.

11.	Universal Technical Institute Inc.